Exhibit 23.5

Our Reference TM013279/116290445
The Board of Directors Neo-Concept International Group Holdings Ltd Suite number 4-210, Governors Square 23 Lime Tree Bay Avenue, KY1-1209 George Town, Cayman Islands 28 July 2025	Gowling WLG (UK) LLP (Dubai Branch) Office 1701, Level 17 ICD Brookfield Place Dubai International Financial Centre PO Box 506503 Dubai, UAE

Dear Sirs:

NEO-CONCEPT INTERNATIONAL GROUP HOLDINGS LTD (THE “COMPANY”)

PROPOSED SECONDARY PLACEMENT OF SHARES IN THE CAPITAL OF THE COMPANY - UAE LAW PERSPECTIVE IN RESPECT OF CERTAIN UAE BASED SUBSIDIARIES

1	We are lawyers qualified to practice in the United Arab Emirates (the "UAE"). We are acting as legal advisers to the Company in respect of the proposed secondary placement (the “Offering”) of certain new Shares in the Company on Nasdaq Stock Market in New York ("NASDAQ") solely in relation to Neo Concept Elite Fashion LLC ("Neo") and Lineowa Fashion and Life Style L.L.C. ("Lineowa") the Company's UAE subsidiaries (the "UAE Subsidiaries") and in respect of the laws and regulations of the applicable Emirate of the UAE and UAE federal laws existing and effective as at the date of this opinion (collectively “UAE Law”). This opinion is being provided to the Company solely in the context of the Offering and the registration document required to be submitted to the U.S. Securities and Exchange Commission in connection with the Offering (the "Form F-1").

2	In such capacity, we have drafted sections of the Form F-1 (the "UAE Extract"), which are the sections detailing the following subject matters from a UAE law perspective:

2.1	Transfer of cash to and from our subsidiaries - paragraphs 3, 8 and 9 found at pages 4 and 5 of the Form F-1;

2.2	Risk factors – the sub-sections titled: 'Continued instability and unrest in the Middle East and North Africa region may adversely affect the UAE’s economy'; 'Legal, Regulatory and Political Risk in an Emerging Market'; and 'Government Intervention, Currency Controls and Market Access Limitations', found at pages 39 and 40 of the Form F-1;

2.3	Regulations – the section titled 'Regulations Related to our Business Operations in the UAE' found at page 91 to 93 of the Form F-1;

2.4	Enforcement of civil liabilities – the UAE section found at page 136 of the Form F-1;

2.5	Taxation – the UAE section found at page 130 of the Form F-1,

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LETTER TO Neo-Concept International Group Holdings Ltd	SHEET NO 2	DATE 28 July 2025

3	We confirm that the information in the UAE Extract, in each case insofar as such statements or information relate to the UAE Subsidiaries and/or the relevant UAE Laws are, at the date of this opinion, true, accurate and not misleading. We have also provided an opinion in respect of the UAE Subsidiaries as set out in paragraph 4 below and for the purpose of this opinion, we have assumed:

3.1	the genuineness of all the signatures and the authenticity of all the documents, including without limitation documents submitted to us as originals, the conformity with the originals of all the documents submitted to us as copies and the authenticity of such originals;

3.2	the truthfulness, accuracy and completeness of any resolutions of or in connection with each of the UAE Subsidiaries as they were submitted to us;

3.3	the documents and any resolutions which were submitted to us remain in full force and effect up to the date of this opinion and have not been revoked, amended, varied or supplemented in any manner;

3.4	the truthfulness, accuracy and completeness of all factual statements, representations and warranties made in the documents reviewed and examined by us;

3.5	the truthfulness, accuracy and completeness of all oral or written statements and other information of or from representatives of the Company, the UAE Subsidiaries and others in response to our inquiries for the purpose of this opinion and that all such statements, other information and response given or provided remain true;

3.6	that all governmental approvals, certificates, permits, registrations, filings and other official statement, documentation are obtained from competent authorities by lawful means in due course; and all parties, have the requisite power and authority to enter into, and have duly executed, delivered and/or issued the Documents to which they are parties and perform their obligations thereunder;

3.7	due compliance with all matters of, and the validity and enforceability of the documents under all such laws as shall govern or relate to them other than the applicable UAE Laws;

3.8	that, the Company and its subsidiaries (the “Group”) are companies legally established and validly existing under the laws of their relevant jurisdiction of incorporation;

3.9	that, save and except for the UAE Subsidiaries, as of the date of this opinion, no member of the Group has established any subsidiary, branch, representative office or other permanent presence within the UAE or registered under UAE Law (as defined below) to operate its business and no member of the Group has any investment or interest in any company incorporated in the UAE; and

3.10	that neither the Company nor the UAE Subsidiaries have withheld any documents, agreements or contracts which, if disclosed to us, would cause us to make changes to our opinions below.

4	Based on the foregoing and subject to the qualifications set out in this opinion and matters not disclosed to us and to the matters of fact which would affect the conclusions set out below, we are of the opinion that, so far as the applicable UAE Laws are concerned:

4.1	each of the UAE Subsidiaries was duly incorporated on the date set out in the Schedule attached hereto and is validly existing under applicable UAE Laws;

4.2	Lineowa has the power and authority and is licenced to legally conduct its business and operations in Abu Dhabi;

LETTER TO Neo-Concept International Group Holdings Ltd	SHEET NO 3	DATE 28 July 2025

4.3	Neo is a holding company, with its sole activity being the holding of shares in Lineowa and does not carry on any trade it is recommended that it amends its licence to reflect the fact that it is a holding company;

4.4	the Memoranda of Association (the "Constitutive Documents") of each of the UAE Subsidiaries comply in all material respects with the requirements of the applicable UAE Law and are in full force and effect;

4.5	each of the UAE Subsidiaries’ issued share capital is as set out in the Schedule attached hereto and the shares have been fully paid.;

4.6	each of the UAE Subsidiaries is capable of suing and being sued and can be made subject to any legal proceedings in the relevant Emirate of the UAE. None of the UAE Subsidiaries nor any of its assets is entitled to any immunity, on the ground of sovereignty, from any action, suit or other legal proceedings;

4.7	the Offering does not contravene, conflict with or result in a breach or violation of the Constitutive Documents of either of the UAE Subsidiaries;

4.8	there are no restrictions on the payment of dividends by any of the UAE Subsidiaries to non-residents arising from investments in the relevant United Arab Emirate and there is no withholding tax on such dividends. In respect of loans or advances, there are no restrictions on the Subsidiaries’ ability to obtain credit facilities in the currency of the United Arab Emirates or other foreign currency from non-residents. There is no restriction for any of the Subsidiaries to repay or prepay such credit facilities including any interest.

5	This opinion is subject to the assumptions set out in paragraph 3 above and the following qualifications:

5.1	no shares in the Company are being offered to any investor or potential investor in the UAE and accordingly this opinion does not address the requirements of any regulatory body in relation to the offer of securities within the UAE;

5.2	this opinion is intended to be used in the context which is specially referred to herein and each section should be considered as a whole and no part should be extracted and referred to independently and it may not be reproduced in whole or in part acknowledging that it will be attached as an exhibit to the Form F-1; and

5.3	this opinion is provided to the Company, by us for the purpose of the Offering in our capacity as the Company's UAE legal counsel and may not be relied upon by any other persons or corporate entities or used for any other purpose, without our prior written consent except that: (A) reference may be made to it in any underwriting agreement or in any list of closing documents pertaining to the Offering; (B) it may be disclosed to any of the addressees’ professional advisors, (if necessary) the Securities and Exchange Commission, as may be required by law, regulation, court order or any governmental, regulatory or self-regulatory authority; (C) it may be attached as an exhibit to the Form F-1 if required to comply with relevant securities laws; (D) it may be produced, or be referred to, in any actual or potential proceeding or actual or potential dispute relating to or connected with the Form F-1 or otherwise in connection with the Offering; (E) copies of it may be included in any compilation of transaction documents memorializing the Form F-1; (F) it may be referred to in any other communication between any of the addressees, prepared by or for the addressees; or (G) it may be referred to or disclosed to third parties where to do so would be reasonable for the purposes of resolving any actual or potential dispute or to establish a due diligence defence in respect of the Form F-1 in connection with the Offering.

LETTER TO Neo-Concept International Group Holdings Ltd	SHEET NO 4	DATE 28 July 2025

Yours faithfully,

Gowling WLG (UK) LLP (Dubai Branch)

LETTER TO Neo-Concept International Group Holdings Ltd	SHEET NO 5	DATE 28 July 2025

Schedule UAE

Subsidiaries

UAE Subsidiaries	Date of Incorporation	Issued Capital (AED)	Licenced Activities
Neo Concept Elite Fashion LLC (Dubai)	13 May 2024	100,000	Readymade garments trading
Lineowa Fashion and Life Style L.L.C. (Abu Dhabi)	14 October 2024	300,000	1. Importing; 2. Retail sale of men ready-made clothes; 3. Retail sale of women ready-made clothes; 4. Retail sale of baby ready-made clothes; and 5. General trading